EXHIBIT F-2
                                                              August 27, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Cinergy Corp. et al./File No. 70-9803

Ladies and Gentlemen:

     I am Associate General Counsel for Cinergy Corp., a Delaware corporation ("Cinergy"). This opinion letter relates specifically to the transactions proposed in Amendment No. 7 to the Application-Declaration on Form U-1 in the above docket (the "Amendment"). Any capitalized terms used but not defined herein have the meanings given in the Amendment.

     In connection with this opinion letter, I have reviewed the Amendment and such other documents and made such other investigation as I consider appropriate. Based on the foregoing and subject to the other paragraphs hereof, I express the following opinions:

        1. All state laws applicable to the proposed transactions will have been complied with.

        2. Cinergy and each of the other applicants identified in the Amendment will legally acquire any Energy-Related Assets to be acquired by them.

        3. The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Cinergy and the other applicants or any associate company thereof.

     The foregoing opinions presume that the proposed transactions will be consummated in accordance with the Amendment and legal requirements applicable thereto, including the Commission's order requested therein.

     I am admitted to the Bars of the States of New York and Ohio. The foregoing opinions are limited to the laws of such states and the Delaware General Corporation Law.

     I hereby consent to the Commission's use of this opinion letter in connection with the Amendment. This opinion letter may not be used for any other purpose or relied on by or furnished to any other party without my prior written consent.

                                                     Very truly yours,


                                                     /s/George Dwight II